SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         NEWPORT NEWS SHIPBUILDING INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required.

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials:

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        [NEWPORT NEWS SHIPBUILDING LOGO]

                         ANNUAL MEETING OF STOCKHOLDERS

                                      1997

                        [NEWPORT NEWS SHIPBUILDING LOGO]

                             4101 WASHINGTON AVENUE
                       NEWPORT NEWS, VIRGINIA 23607-2770

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         ------------------------------

                                                                   April 9, 1997

To the Stockholders of

Newport News Shipbuilding Inc.:

     We are pleased to invite you to attend the first Annual Meeting of stockholders of Newport News Shipbuilding. The meeting will be held at the Omni Newport News Hotel, 1000 Omni Boulevard, Newport News, Virginia, on Friday, May 16, 1997, beginning at 10:00 A.M., for the following purposes:

     (1) To elect three Class I directors to serve until the Annual Meeting of stockholders in the year 2000;

     (2) To approve a proposed amendment to the Newport News Shipbuilding Stock Ownership Plan to increase by 1,250,000 the number of shares authorized for issuance under the plan;

     (3) To approve a proposed amendment to the Newport News Shipbuilding 1997 Employee Stock Purchase Plan to increase by 400,000 the number of shares authorized for issuance under the plan;

     (4) To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 1997; and

     (5) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 1, 1997 are entitled to notice of, to vote at and to participate in the meeting.

     Because your vote is important, you are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope, whether or not you expect to attend the meeting in person. Signing and returning the enclosed form of proxy will not affect your right to attend, or vote your shares in person at, the meeting, should you choose to do so.

                                        By order of the Board of Directors:

                                        /s/ STEPHEN B. CLARKSON
                                        -----------------------
                                        STEPHEN B. CLARKSON
                                        SECRETARY

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                        [NEWPORT NEWS SHIPBUILDING LOGO]

                             4101 WASHINGTON AVENUE
                       NEWPORT NEWS, VIRGINIA 23607-2770

                              GENERAL INFORMATION

     The enclosed proxy is solicited by and on behalf of Newport News Shipbuilding Inc. (the "Company") for use at the Annual Meeting of stockholders to be held at the Omni Newport News Hotel, 1000 Omni Boulevard, Newport News, Virginia, on Friday, May 16, 1997, beginning at 10:00 A.M., and at any adjournments of such meeting. The Company's Annual Report, including financial statements for the year ended December 31, 1996, is enclosed with this proxy statement.

     Prior to December 11, 1996, the Company was a wholly-owned subsidiary of Tenneco Inc. ("Tenneco"). As part of a series of transactions that were closed on December 11, 1996, Tenneco and its existing subsidiaries, including the Company, restructured their various businesses and assets so that, among other things, substantially all of Tenneco's former shipbuilding business is now owned by the Company and its subsidiaries. After such restructuring, Tenneco fully divested its ownership interest in the Company by means of a tax-free distribution to its shareholders of all of the outstanding shares of common stock of the Company (the "Spin-off"). The Company's principal operating subsidiary is Newport News Shipbuilding and Dry Dock Company ("Newport News").

     The expense of this solicitation will be paid by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal calls. The firm of Georgeson & Company has been retained to assist in the solicitation of proxies for a fee estimated at $25,000, plus out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Company will reimburse them for their charges and expenses.

     Only holders of record of the outstanding common stock, par value $.01 per share (the "Company Common Stock"), of the Company at the close of business on April 1, 1997 are entitled to notice of, to vote at and to participate in the meeting. On the record date, 34,766,584 shares of Company Common Stock were outstanding. Holders of Company Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting and any adjournments.

     A majority of shares entitled to vote, present in person or by proxy, will constitute a quorum for the conduct of business at the Annual Meeting. Abstentions, and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter, are included in the number of shares considered present or represented at the meeting for purposes of determining whether a quorum is present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. Directors are elected by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of shares present and entitled to vote in the election of directors. Approval of the amendments to the Newport News Shipbuilding Stock Ownership Plan (the "Stock Ownership

Plan") and the Newport News Shipbuilding 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") requires the affirmative vote of the holders of a majority of the shares of Company Common Stock cast on the proposals, provided that the total votes cast on the proposals represent over 50% of the shares entitled to vote on the proposals. Abstentions will have the same effect as a negative vote for purposes of approving the amendments to the Stock Ownership Plan and the Stock Purchase Plan. Broker Shares that are not voted with respect to the approval of the amendments to the plans will not be included in determining the number of votes cast.

     This proxy statement and the enclosed form of proxy were first mailed to stockholders on April 9, 1997.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's Board of Directors is divided into three classes. At the Annual Meeting, three directors are expected to be elected to Class I to hold office for a term of three years and until their respective successors are duly elected and qualified.

                        INFORMATION CONCERNING NOMINEES

        CLASS I (TO SERVE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS)

     WILLIAM P. FRICKS has served as the President of the Company since September 1994, as its Chief Executive Officer since November 1995 and as its Chairman of the Board since January 1997. Mr. Fricks first joined Newport News in 1966. Most recently, he was appointed Senior Vice President in 1988, Executive Vice President in 1992, and President and Chief Operating Officer in 1994. Mr. Fricks is currently the Chairman of the Board of Directors of the American Shipbuilding Association and is on the Board of Directors of the Virginia Manufacturers Association. On July 1, 1996, Mr. Fricks was appointed to the Board of Visitors of the College of William and Mary. Mr. Fricks is 52 years old and has been a director of the Company since October 1996.

     DR. WILLIAM R. HARVEY has been the President of Hampton University in Hampton, Virginia, since July 1978. He is also the owner of the Pepsi-Cola Bottling Company of Houghton, Michigan. Previously, Dr. Harvey served as Administrative Vice President at Tuskegee University, as Administrative Assistant to the President of Fisk University, and as Assistant for Governmental Affairs to the Dean at Harvard University's Graduate School of Education. He is a director of the Signet Banking Company, Blue Cross Blue Shield of Virginia, and International Guaranty Insurance Company. Dr. Harvey is 55 years old and has been a director of the Company since January 1997.

     STEPHEN R. WILSON has served as the Executive Vice President and Chief Financial Officer of Readers' Digest Association, Inc. since April 1995. From March 1993 to April 1995 he served as the Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc. From October 1990 until March 1993, Mr. Wilson served as Senior Vice President, Corporate Development of RJR Nabisco. Mr. Wilson is 50 years old and has been a director of the Company since January 1997.

     Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the three persons named above. If any nominee should become unable or unavailable to serve, the Board of Directors may designate a substitute nominee, for whom the proxies will be voted. Alternatively, the Board may reduce the size of the Class to the number of remaining nominees, for whom the proxies will be voted.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT MESSRS. FRICKS, HARVEY AND WILSON TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN THE YEAR 2000.

                         DIRECTORS CONTINUING IN OFFICE

     There are four directors whose present term of office will continue until 1998 or 1999, as indicated below, and until their respective successors are duly elected and qualified.

       CLASS II (TO SERVE UNTIL THE 1998 ANNUAL MEETING OF STOCKHOLDERS)

     LEON A. EDNEY, ADMIRAL (RET.) served in the United States Navy for 39 years, last serving as Supreme Allied Commander Atlantic (NATO) and Commander-in-Chief, U.S. Atlantic Command, from May 1990 to August 1992. From August 1988 to May 1990 he served as the Vice Chief of Naval Operations. Admiral Edney retired from the Navy in August 1992. From September 1992 to April 1994 Admiral Edney served as a defense consultant to the U.S. Navy and from May 1994 to July 1995 he served as Vice President of Loral Company. He currently serves as a director of Armed Forces Benefit Services Inc. and the Retired Officers Association, as Vice Chairman of the Board of the Naval Aviation Museum Foundation, as Senior Fellow at the Center for Naval Analysis and as a trustee of the Naval Academy Foundation. Admiral Edney is 61 years old and has been a director of the Company since January 1997.

     DR. JOSEPH J. SISCO has been a partner of Sisco Associates, a management consulting firm, since January 1980. Previously, he served as President and Chancellor of The American University and was employed by the United States Department of State for 25 years, last serving as Under Secretary of State for Political Affairs. He is also a director of The Interpublic Group of Companies, Inc., Raytheon Company, and Braun AG. Dr. Sisco served as a Director of Tenneco from 1977 until his retirement from the Tenneco Board in May 1996. Dr. Sisco is 77 years old and has been a director of the Company since October 1996.

       CLASS III (TO SERVE UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS)

     HON. GERALD L. BALILES has been a partner with the law firm of Hunton & Williams since February 1990. From January 1986 until January 1990, he served as Governor of the Commonwealth of Virginia. While Governor, he served as Chairman of the National Governors' Association from 1988 to 1989. He currently serves as Chairman of the Board of the Public Broadcasting Service, and as a director of Norfolk Southern Company, The Atlantic Council of the United States, The United States Council for International Business, and the Washington Airports Task Force. Governor Baliles is 56 years old and has been a director of the Company since January 1997.

     DANA G. MEAD has served as an executive officer of Tenneco since March 1992, when he joined Tenneco as Chief Operating Officer and a member of the Board. He was elected President one month later and was named Chief Executive Officer in February 1994 and Chairman in May 1994. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products. Mr. Mead is also a director of Alco Standard Company, Baker Hughes Incorporated, Case Company and Textron Inc. Mr. Mead is 60 years old and has been a director of the Company since June 1992. For purposes of this paragraph, "Tenneco" refers: (i) for periods prior to the Spin-off, to Tenneco Inc., now known as El Paso Tennessee Pipeline Co., and (ii) for periods after the Spin-off, to Tenneco Inc., formerly known as New Tenneco Inc.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     In January 1997, the Board of Directors established four standing committees, which have the following responsibilities and authority:

     AUDIT COMMITTEE. The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting systems and the effectiveness of the

Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process, (v) review with management litigation and other legal matters that may affect the Company's financial condition and (vi) monitor compliance with the Company's business ethics and other policies. The Members of the Audit Committee are Messrs. Wilson, Edney and Harvey. Mr. Wilson is the Chairman of the Audit Committee.

     COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee has the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare, pension and compensation plans of the Company. The Members of the Compensation and Benefits Committee are Messrs. Sisco, Wilson and Mead. Dr. Sisco is the Chairman of the Compensation and Benefits Committee.

     NOMINATING AND MANAGEMENT DEVELOPMENT COMMITTEE. The Nominating and Management Development Committee has the responsibility, among other things, to
(i) review possible candidates for election to the Board of Directors and recommend a slate of nominees for election as directors at the Company's annual stockholders' meetings, (ii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company. The Members of the Nominating and Management Development Committee are Messrs. Baliles, Harvey, Edney and Sisco. Governor Baliles is the Chairman of the Nominating and Management Development Committee.

     Stockholders entitled to vote for the election of directors may nominate candidates for consideration by the Nominating and Management Development Committee in accordance with the procedures set forth below under the heading "Shareholder Proposals and Nominations for the 1998 Annual Meeting of Stockholders."

     EXECUTIVE COMMITTEE. Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee has, during the interval between the meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Members of the Executive Committee are Messrs. Fricks, Baliles, Mead and Wilson. Mr. Fricks is the Chairman of the Executive Committee.

     During 1996, there were no meetings of the Board of Directors and no committee meetings. Messrs. Fricks, Sisco and Mead, being the only current directors in office during 1996, took all Board actions during 1996 by written consent.

                           COMPENSATION OF DIRECTORS

     All directors who are not also officers of the Company are paid a director's fee of $25,000 per annum, one-half in cash and one-half in restricted shares of Company Common Stock, and an attendance fee of $1,000, plus expenses, for each meeting of the Board of Directors and each committee meeting attended. Each director who serves as chairman of a committee of the Board is paid an additional fee of $3,000 per annum per chairmanship.

     Directors who are not also officers of the Company each receive an initial grant of 2,000 stock options and an additional 1,000 stock options annually. Directors who are not also officers of the Company each receive a one-time grant of 1,000 shares of restricted stock upon joining the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is the ownership, as of January 20, 1997, of the number of shares and percentage of Company Common Stock beneficially owned by (i) each director of the Company, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table, (iii) all executive officers of the

Company and directors of the Company as a group and (iv) all persons beneficially owning more than 5% of the outstanding Company Common Stock.

                                                                                   SHARES OF THE        AGGREGATE
                                                                                COMPANY COMMON STOCK    PERCENTAGE
                                                                                      OWNED(A)           OWNED(B)
------------------------------------------------------------------------------------------------------------------
William P. Fricks............................................................            88,455(c)(d)
Hon. Gerald L. Baliles.......................................................             1,000
Leon A. Edney, Admiral (Ret.)................................................             1,000
Dr. William R. Harvey........................................................             1,000
Dana G. Mead.................................................................            23,204(e)
Dr. Joseph J. Sisco..........................................................             1,837
Stephen R. Wilson............................................................             1,000
Thomas C. Schievelbein.......................................................            34,219(c)(d)
Stephen B. Clarkson..........................................................            22,522(c)(d)
James A. Palmer, Jr..........................................................            22,075(c)(d)
George A. Wade...............................................................            24,391(c)(d)
All directors and executive officers as a group (22 persons).................           310,746(c)(d)(e)
FMR Corp., Edward C. Johnson
  3d, Abigail P. Johnson
  and Fidelity Management
  & Research Company
  82 Devonshire Street
  Boston, Massachusetts 02109................................................         4,076,160(f)          11.9%
Massachusetts Financial Services Company
  500 Boylston Street
  Boston, Massachusetts 02116................................................         3,367,730(g)           9.8%
Oppenheimer Group, Inc., Oppenheimer
  Financial Corp., Oppenheimer Equities,
  Inc., Oppenheimer Holdings, Inc.,
  Oppenheimer & Co., Inc., Oppenheimer
  Capital and OpCap Advisors
  Oppenheimer Tower
  World Financial Center
  New York, New York 10281...................................................         2,389,132(h)           7.0%
The Capital Group Companies, Inc.
  and Capital Research
  and Management Company
  333 South Hope Street
  Los Angeles, California 90071..............................................         1,751,260(i)           5.1%

---------------

     (a)Except as described in the notes below, each director, executive officer and 5% holder has sole voting and investment power over the shares beneficially owned, as set forth in this column.

     (b)Except as indicated, each person or group beneficially owns less than 1% of the outstanding Company Common Stock.

     (c)Includes options to acquire shares of Company Common Stock in replacement of options to acquire shares of Tenneco Common Stock, which may be exercised within sixty days from January 20, 1997. Options held by Company employees to acquire shares of Tenneco Common Stock were canceled as of December 11, 1996 and were replaced in January 1997 with options to acquire Company Common Stock under which the excess of the fair market value of the shares subject to the replacement options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to the employee's Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The replacement options of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade, which may be exercised within sixty days from January 20, 1997, are for 82,797, 32,677, 21,307, 19,816, and 22,908 shares of Company Common Stock, respectively. All directors and executive officers as a group have replacement options, which may be exercised within 60 days from January 20, 1997, for 262,361 shares of Company Common Stock.

     (d)Includes shares held under the Company's 401(k) plan. Shares in the Company's 401(k) plan held by Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were 159, 206, 124, 154, and 161, respectively. All directors and executive officers as a group held 2,723 shares in the 401(k) plan.

     (e)Includes 81 shares held under the Tenneco Inc. 401(k) plan and 5,905 stock units in the Tenneco Inc. Deferred Compensation Plan.

     (f)The number of shares owned is as of January 31, 1997, as reported in the
Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 7, 1997. FMR Corp. reported sole voting power for 183,000 of the 4,076,160 shares beneficially owned.

     (g)The number of shares owned is as of February 11, 1997, as reported in the Schedule 13G filed by Massachusetts Financial Services Company with the Securities and Exchange Commission on February 11, 1997. Massachusetts Financial Services Company reported sole voting power for 3,289,230 of the 3,367,730 shares beneficially owned.

     (h)The number of shares owned is as of January 21, 1997, as reported in the
Schedule 13G filed by Oppenheimer Group, Inc. with the Securities and Exchange Commission on February 4, 1997. Oppenheimer Group, Inc. reported shared voting and investment power for all 2,389,132 shares beneficially owned.

     (i)The number of shares owned is as of February 12, 1997, as reported in the Schedule 13G filed by The Capital Group Companies, Inc. with the Securities and Exchange Commission on February 12, 1997. The Capital Group Companies, Inc. reported sole investment power for all 1,751,260 shares beneficially owned and no voting power for such shares.

                             EXECUTIVE COMPENSATION

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee (the "Committee") of the Board of Directors, which consists entirely of non-employee directors, provides the following report on executive compensation. Under the Committee's supervision, the Company has developed and implemented the executive compensation philosophy, policies, plans, and programs described below.

COMPENSATION PHILOSOPHY

     The Company is a newly independent, publicly traded company and has established a basic philosophy for executive compensation to reward executives primarily based upon their ability to improve the financial performance of the Company and increase shareholder value. The Committee believes this pay-for-performance philosophy will appropriately link the interests of executives with those of stockholders.

     Accordingly, the Company's executive compensation program has been structured to:

         -- Align the total compensation paid to the Company's executives with the Company's business goals, including (but not limited to) operating income, cash flow, earnings per share, stock price growth, leadership development, new business development, and process improvement.

         -- Reinforce a pay-for-performance culture through significant short-and long-term incentives. Performance-based pay constitutes the majority of compensation opportunities available to all of the Company's senior executives. For performance above target, executives have significantly higher award opportunities. For performance below target, award opportunities are significantly reduced and below certain levels, no award may be earned. Greater emphasis is placed on incentives which reward executives for sustained long-term performance.

         -- Strengthen the linkage between stockholders' and executives' interests through stock-based incentives and stock ownership requirements. A significant portion of each executive's on-going compensation will be derived from stock-based compensation, including stock options and performance shares, which require stock price growth and/or achievement of earnings per share growth before any value is received by executives. Additionally, each executive is required to achieve and maintain certain stock ownership levels which vary with executive level.

         -- Attract and retain high quality executive talent by providing competitive total compensation. The compensation program provides target compensation levels at market medians (50th percentile) when the Company achieves targeted performance objectives. However, Company performance above established performance objectives will result in a total compensation package that is above market medians.

     Under this structure, the Company's on-going executive compensation program has been designed to provide compensation from three primary sources -- base salary, annual cash incentive awards, and long-term, stock-based incentive awards, such as stock options and performance shares. The following is a description of each of the components of the program.

BASE SALARY

     The Committee reviews annually base salaries for executives. The Company's annual salary plan is based on (i) the executive's performance against objectives, (ii) judgments as to the executive's past and expected future contributions to the Company and (iii) market survey data for comparable positions. Salary recommendations are developed under the direction of the Chief Executive Officer. However, the base salary of the Chief Executive Officer is set by the Committee alone.

     The information on competitive market salaries is provided to the Committee with the assistance of an independent executive compensation consultant. Survey data is derived from a sample of similarly-sized organizations within the same or highly related industries (the "Comparator Group"). The Comparator Group consists of organizations within the shipbuilding, defense, and heavy manufacturing industries. Some of these companies will be included in the peer group indices contained in the Company's performance graphs which will be included in the Company's future proxy statements for annual meetings of stockholders.

ANNUAL INCENTIVES

     Annual incentive plan opportunities are also established using market survey data. The Company's Annual Incentive Plan provides that Company executives will receive cash payments from the Plan if they meet specified performance goals. These goals will typically consist of (but not be limited to) one or more of the following financial measures: operating income, operating cash flow, earnings per share, return on equity, return on investment, and net income. For 1997, the principal financial measures will be operating income (weighted 70%) and operating cash flow (weighted 30%). Larger payouts may be earned if Plan goals are exceeded. Conversely, smaller payouts (or no payout) may be earned if Plan goals are not met.

     The Committee will be responsible for establishing performance measures and goals at the beginning of each year and for evaluating performance against these goals and determining awards earned under the Plan. Individual incentive awards will be based on Company performance against goals and evaluations of individual performance.

LONG-TERM INCENTIVES

     The Company's long-term, stock-based incentive plan is designed to align a significant portion of the executives' total compensation with stockholder interests. The Stock Ownership Plan provides the flexibility to grant long-term incentives in a variety of forms, including stock options, performance shares, restricted stock, stock appreciation rights, and other stock-based incentive vehicles. Periodically, the Committee establishes the types and levels of long-term incentives it believes are most likely to achieve the Company's performance and total compensation objectives. At increasing levels of executive responsibility, it is the Committee's intent that executives derive a larger percentage of total compensation from long-term, stock-based incentive vehicles.

     For 1997, long-term incentives will be provided through a combination of stock options and performance shares, and earnings per share ("EPS") will be the performance measure for determining performance share awards under the Plan. Incentive opportunities are graduated by executive level. Payout levels will be based upon performance against EPS goals over a three year period. Larger payouts may be earned if EPS goals are exceeded. Conversely, smaller payouts (or no payout) may be earned if EPS goals are not met.

     In consideration of its need to retain and provide incentive to key executives in the challenging environment surrounding its transition to a publicly-traded company and to create an immediate link between executive and stockholder interests, in 1997 the Company will make a one-time grant of performance shares to key executives. The grant has a minimum vesting period of three years. Beyond that minimum, vesting is linked to stock price performance, and no vesting occurs unless stock price targets are achieved.

EXECUTIVE STOCK OWNERSHIP

     The Committee believes that stockholder interests are enhanced through stock ownership of key Company executives. Accordingly, the Committee has established stock ownership requirements for its executives. The share requirements are defined as a multiple of each executive's base salary. The multiple varies with level of executive responsibility from four times base salary at the highest executive level ("CEO") to one times base salary at the lowest executive level.

CEO COMPENSATION

     In recognition of his performance in 1996 and his responsibilities as CEO of the Company, a newly independent publicly traded corporation, Mr. Fricks' base salary was increased from $375,000 to $525,000 effective January 1, 1997. His base salary was established based upon a market survey of CEO salaries in the Comparator Group for publicly-traded organizations of comparable size operating in similar industries. In November 1996, in anticipation of the Spin-off, Tenneco vested and paid all Tenneco performance shares held by Mr. Fricks (10,000 for 1996; 9,000 for 1995). Under Tenneco's annual incentive plan, Mr. Fricks received an incentive award of $230,000 in 1996.

     For 1997, Mr. Fricks will be entitled to receive compensation pursuant to the Annual Incentive Plan and stock-based incentive grants consistent with the provisions of the Stock Ownership Plan.

$1 MILLION TAX LIMITATION

     The Internal Revenue Code of 1986, as amended, provides that a publicly-owned corporation may not deduct compensation in excess of $1 million per year paid to a corporation's Chief Executive Officer or other named executives, subject to certain exceptions. One exception is for performance-based compensation that satisfies certain conditions of Section 162(m).

     The Company desiring, both to compensate its executives competitively and to protect its tax deduction for compensation, has elected to use certain stock-based incentives (i.e., stock options and performance shares) that qualify as "performance-based compensation." These incentives qualify as "performance-based compensation" because their value to the executive is determined by either increases in the Company's stock price alone or in combination with the achievement of objective performance goals. The Company does not expect any compensation to be non-deductible for Federal income tax purposes.

     The Committee believes the overall design of the compensation program appropriately links executive and stockholder interests. The Committee will regularly evaluate the program to ensure future alignment.

                      COMPENSATION AND BENEFITS COMMITTEE

                                Joseph J. Sisco -- Chairman
                                Dana G. Mead
                                Stephen R. Wilson

                            SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons owning more than 10% of the Company Common Stock to file reports of ownership and changes in ownership of the Company Common Stock and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. All directors and executive officers filed on a timely basis all reports required to be filed in 1996.

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Prior to the Spin-off, the business of the Company and its subsidiaries was owned and operated by Tenneco through its direct and indirect subsidiaries and, as such, the management of the Company was employed by Tenneco and/or its direct and indirect subsidiaries. The following table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries prior to the Spin-off on December 11, 1996 and by the Company after that date (i) to the Chairman, President and Chief Executive Officer of the Company and (ii) to each of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated in connection with his position with the Company.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                ---------------------------------------
                                  ANNUAL COMPENSATION           RESTRICTED
   NAME AND PRINCIPAL        ------------------------------      STOCK                     ALL OTHER
        POSITION             YEAR     SALARY(A)     BONUS       AWARDS(B)    OPTIONS    COMPENSATION(C)
-------------------------    -----    --------     --------     --------     ------     ---------------
William P. Fricks(d)         1996     $395,500     $230,000     $     --     30,000         $45,378
Chairman, President and      1995     $323,759     $195,000           --     12,000         $34,680
Chief Executive Officer      1994     $276,960     $145,000     $161,814      7,000         $35,226

Thomas C. Schievelbein       1996     $238,900     $109,000     $168,875     14,000         $26,513
Executive Vice President     1995     $188,202     $ 90,000     $ 90,038      3,300         $ 9,810
                             1994     $125,000     $ 75,000     $107,876      3,000         $ 8,288

Stephen B. Clarkson          1996     $206,565     $ 68,000     $ 86,850      4,300         $13,595
Vice President, General      1995     $200,400     $ 75,000     $ 85,750      3,000         $13,287
Counsel and Secretary        1994     $199,920     $ 84,000     $ 80,907      3,000         $11,767

James A. Palmer, Jr.         1996     $211,900     $ 81,000     $110,975      5,000         $33,178
Vice President               1995     $206,760     $ 95,000     $ 98,613      3,500         $31,735
                             1994     $189,480     $ 95,000     $107,876      3,150         $30,752

George A. Wade               1996     $201,100     $ 68,000     $ 96,500      4,300         $25,225
Vice President               1995     $195,960     $ 90,000     $ 98,613      3,500         $24,299
                             1994     $139,800     $ 95,000     $107,876      3,150         $22,252

---------------

     (a)Includes base salary plus amounts paid in lieu of matching contributions to the Tenneco Inc. Thrift Plan.

     (b)Includes the dollar value of grants of restricted stock made pursuant to Tenneco restricted stock plans based on the price of the Tenneco Common Stock on the date of grant. All grants of Tenneco restricted stock vested as of November 1, 1996.

     (c)Includes amounts attributable during 1996 to benefit plans of the Company as follows:

     (1) The amounts contributed pursuant to the Tenneco Inc. Thrift Plan for the accounts of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were $9,500; $9,500; $7,635; $9,500; and $9,500 respectively.

     (2) The amounts accrued under the Tenneco Inc. Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics, for Messrs. Fricks, Schievelbein, Palmer and Wade were $28,576; $15,469; $13,987; and $12,059, respectively.

     (3) Amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were $7,302; $1,544; $5,960; $9,691; and
         $3,666, respectively.

     (d)William P. Fricks has served as Chairman and Chief Executive Officer of the Company since January 16, 1997, President and Chief Executive Officer of Newport News since November 1, 1995, prior to which he served as President and Chief Operating Officer from January 24, 1995. Prior to that time, Mr. Fricks served as Executive Vice President of Newport News from January 1, 1992, prior to which he served as a Senior Vice President from September 1, 1988.

     The Company has an employment agreement with Mr. Fricks for a term ending December 12, 1999. Mr. Fricks will receive annual compensation of not less than $525,000, subject to such adjustments as may, from time to time, be approved by the Compensation and Benefits Committee of the Board of Directors, and annual financial planning services and retirement and other benefits. The agreement provides that, upon Mr. Fricks' separation from the Company, he will receive career transition assistance of up to $75,000. Upon involuntary termination, or if the term of the agreement is not extended, the Company will pay Mr. Fricks a severance benefit in an amount equal to the greater of (i) the total salary for the remainder of the agreement assuming his base salary then in effect or (ii) three times his then-current base salary. Subject to approval of the Board of Directors, Mr. Fricks' outstanding restricted stock, stock option and performance share awards will vest and/or become exercisable on the date of his termination. The agreement includes a supplemental executive retirement plan
(SERP) which provides for certain retirement benefits.

                             OPTION GRANTS IN 1996

     The following table sets forth the number of stock options to acquire Tenneco Common Stock that were granted by Tenneco during 1996 prior to the Spin-off to the following persons named in the Summary Compensation Table. As discussed in note (b), these options were replaced in January 1997 by options to acquire Company Common Stock.

                                                                                                      POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                                        VALUE
                           ----------------------------------------------------------------------    AT ASSUMED ANNUAL RATES
                                               % OF TOTAL                                                OF STOCK PRICE
                              OPTIONS           OPTIONS         EXERCISE OR                          APPRECIATION FOR OPTION
                              GRANTED          GRANTED TO       BASE PRICE                                   TERM(D)
                              (NO. OF          EMPLOYEES            PER                              -----------------------
         NAME              SHARES)(A)(B)     IN FISCAL YEAR      SHARE(C)        EXPIRATION DATE        5%           10%
-----------------------    -------------     --------------     -----------     -----------------    --------     ----------
William P. Fricks              30,000              1.3%           $48.25        January 16, 2006     $910,200     $2,307,000
Thomas C. Schievelbein         14,000              0.6%           $48.25        January 16, 2006     $424,760     $1,076,600
Stephen B. Clarkson             4,300              0.2%           $48.25        January 16, 2006     $130,462     $  330,670
James A. Palmer, Jr.            5,000              0.2%           $48.25        January 16, 2006     $151,700     $  384,500
George A. Wade                  4,300              0.2%           $48.25        January 16, 2006     $130,462     $  330,670

---------------

     (a)These options provided that a grantee who delivered shares of Tenneco Common Stock to pay the option exercise price would be granted, upon such delivery and without further action by Tenneco, an additional option to purchase the number of shares so delivered. These "reload" options were granted at 100% of the fair market value (as defined in the plan) on the date they were granted, become exercisable six months from that date and expired coincident with the options they replaced. Grantees were limited to 10 reload options and the automatic grant of such reload options was limited to twice during any one calendar year.

     (b)All Tenneco stock options held by employees of the Company were canceled as of December 11, 1996 and were replaced in January 1997 with options to acquire Company Common Stock under the Stock Ownership Plan, which is substantially similar to the 1994 Tenneco Stock Ownership Plan. Tenneco approved the Stock Ownership Plan as the sole stockholder of the Company. All employees of the Company who formerly held Tenneco options have replacement options under the Stock Ownership Plan. Each such employee has replacement options of the Company under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to his or her Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The terms of the Company options are the same as if the Tenneco options had remained outstanding, except to the extent that the Stock Ownership Plan reflects legal changes adopted after the Tenneco options were granted. These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the Stock Ownership Plan) on the date they are granted, become exercisable six months from that date and expire at the same time as the options they replace. Grantees are limited to 10 reload options and automatic grant of such reload options is limited to twice during any one calendar year. The replacement options for the Tenneco stock options granted in 1996 of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade are for 99,359, 46,368, 14,242, 16,560, and 14,242, shares of Company Common Stock, respectively, and are exercisable at the rate of one-third per year on January 16, 1997, 1998 and 1999. The aggregate replacement options for Tenneco stock options granted in 1996 and in prior years to Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade are for 162,287, 67,234, 34,114, 34,720, and 36,267 shares of Company Common Stock, respectively. The replacement options are exercisable at a rate of one-third per year beginning on the first anniversary of the date of grant of the Tenneco stock options replaced.

     (c)All options were granted by Tenneco at 100% of the fair market value on the date of the grant.

     (d)The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Tenneco Common Stock. No gain to the optionee is possible without an increase in price of the underlying stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of Tenneco Common Stock would be $78.59 and $125.15, respectively, or 63% and 160%, respectively, above the exercise or base price. As described in footnote (b) above, however, options to acquire Tenneco Common Stock held by Company employees have been replaced by options to acquire Company Common Stock.

             OPTION/SAR EXERCISES IN 1996 AND 1996 YEAR-END VALUES

     The following table sets forth the number of Tenneco options and SARs exercised by the following persons named in the Summary Compensation Table. No options were outstanding as of December 31, 1996.

                                                            TOTAL NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                           OPTIONS/SARS HELD AT DECEMBER      MONEY OPTIONS/SARS HELD AT
                                                                    31, 1996(A)                 DECEMBER 31, 1996(A)(B)
                           SHARES ACQUIRED      VALUE      ------------------------------    -----------------------------
         NAME                ON EXERCISE       REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------    ---------------     -------     ------------    --------------    -----------     -------------
William P. Fricks                213           $ 1,824          --               --            $34,500         $ 166,500
Thomas C. Schievelbein           --                 --          --               --            $ 9,488         $  64,475
Stephen B. Clarkson              --                 --          --               --            $ 8,625         $  31,225
James A. Palmer, Jr.            1,167          $13,858          --               --                 --         $  36,372
George A. Wade                   100           $   919          --               --            $10,065         $  34,098

---------------

     (a)No options were outstanding as of December 31, 1996. As described in footnote (b) to the Option Grant Table, options to acquire shares of Tenneco Common Stock held by Company employees were canceled as of December 11, 1996. Options to acquire shares of Tenneco Common Stock were replaced in January 1997 by options to acquire shares of Company Common Stock.

     (b)The value of replacement options to acquire Company Common Stock approximates the value of options previously held to acquire Tenneco Common Stock.

                            LONG-TERM INCENTIVE PLAN
          PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

     Mr. Fricks is the sole person named in the Summary Compensation Table who received a performance-based award under Tenneco's long-term incentive plan during 1996 prior to the Spin-off. Mr. Fricks received an aggregate award of 10,000 performance share equivalent units. Each performance share equivalent unit represented one share of Tenneco Common Stock that could be earned under this award and the 10,000 performance share equivalent units represented the maximum number of such units that could be earned under this award. All shares credited for payout under Tenneco's long-term incentive plan vested as of November 1, 1996 and the number of shares of Tenneco Company Common Stock subject thereto were issued. Consequently, there are no estimated future payouts.

                               PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan (the "Retirement Plan"), the Tenneco Retirement Plan (the "TRP") and certain non-qualified structures. The Company has adopted a Retirement Plan that is similar to the TRP and will count service with Tenneco for benefit accrual purposes but with an offset for benefits accrued under the TRP. It is anticipated that the Company will adopt one or more non-qualified structures to provide employees with the benefits that would be provided under the Retirement Plan but for applicable legal limits. The numbers set forth in the following table assume that plans are adopted accordingly.

                               YEARS OF CREDITED PARTICIPATION
                 ------------------------------------------------------------
REMUNERATION        15           20           25           30           35
-----------------------------------------------------------------------------
 $  200,000      $ 47,100     $ 62,900     $ 78,600     $ 94,300     $110,000
    250,000        58,900       78,600       98,200      117,900      137,500
    300,000        70,700       94,300      117,900      141,400      165,000
    350,000        82,500      110,000      137,500      165,000      192,500
    400,000        94,300      125,700      157,100      188,600      220,000
    450,000       106,100      141,400      176,800      212,100      247,500
    500,000       117,900      157,100      196,400      235,700      275,000
    550,000       129,600      172,900      216,100      259,300      302,500
    600,000       141,400      188,600      235,700      282,900      330,000
    650,000       153,200      204,300      255,400      306,400      357,000
    700,000       165,000      220,000      275,000      330,000      365,000
    750,000       176,800      235,700      294,600      353,600      412,500
    800,000       188,600      251,400      314,300      377,100      440,000
    850,000       200,400      267,100      333,900      400,700      467,500
    900,000       212,100      282,900      353,600      424,300      495,000
    950,000       223,900      298,600      373,200      447,900      522,500
  1,000,000       235,700      314,300      392,900      471,400      550,000

     The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. The estimated credited years of service for Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade are 34, 8, 5, 11 and 27, respectively. Pursuant to the employment agreement with Mr. Fricks, benefits for Mr. Fricks are based on his average base salary and bonus during the term of the agreement. See " -- Executive Compensation."

                         CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has established a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following a change in control of the Company. Under the severance plan, key executives of the rank of Senior Vice President and above, as well as certain designated Vice Presidents, would receive three times their annual compensation and the average of their targeted or actual bonus awards, whichever average is higher, together with any special awards, over the last three years if they are terminated within two years of a change in control. Certain other key employees would receive two times their annual salaries and the average of their targeted or actual bonus awards, whichever average is higher, together with any special awards, over the last three years if they are terminated within two years of a change in control. The Spin-off was not deemed to constitute a "change in control" for purposes of the plan.

                              CERTAIN TRANSACTIONS

     Governor Baliles, a director of the Company, is a partner in the law firm of Hunton & Williams. Hunton & Williams has provided legal services to the Company during the last two years.

                               PERFORMANCE GRAPH

     A graph comparing the cumulative total return for the Company Common Stock to the cumulative total returns for the S&P 500 Composite Index and a peer index is not included herein because the Company Common Stock was first traded on the New York Stock Exchange on December 12, 1996.

          PROPOSAL TO APPROVE AN AMENDMENT TO THE STOCK OWNERSHIP PLAN
              TO INCREASE SHARE AUTHORIZATION BY 1,250,000 SHARES
                                  (PROPOSAL 2)

     The Company proposes that the stockholders approve an amendment to the Stock Ownership Plan. On March 25, 1997, subject to stockholder approval, the Board of Directors approved a proposed amendment to the Stock Ownership Plan that would increase the aggregate number of shares available for awards under the Stock Ownership Plan by an additional 1,250,000 shares of Company Common Stock. The Board believes this amendment is necessary in order to make shares available for future awards under the Stock Ownership Plan. It is anticipated that, at the current rate of useage, all of the shares presently available for awards under the Stock Ownership Plan will be exhausted prior to the 1998 Annual Meeting of stockholders.

                      SUMMARY OF THE STOCK OWNERSHIP PLAN

     The following paragraphs summarize the principal features of the Stock Ownership Plan. This summary is subject to the terms of the Stock Ownership Plan. The Company will provide, upon request and without charge, a copy of the full text of the Stock Ownership Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Stephen B. Clarkson, Secretary, Newport News Shipbuilding Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

     PURPOSE. The purpose of the Stock Ownership Plan is to promote the long-term success of the Company and its subsidiaries for the benefit of the Company's stockholders by encouraging its officers and key employees to have meaningful investments in the Company so that, as stockholders themselves, those individuals will be more likely to represent the views and interests of other stockholders and by providing incentives to such officers and key employees for continued services. The Company believes that the possibility of participation under the Stock Ownership Plan will provide this group of officers and employees an incentive to perform more effectively and will assist the Company and its subsidiaries in attracting and retaining people of outstanding training, experience and ability.

     TERM. The Stock Ownership Plan was adopted effective as of October 8, 1996 for a term to expire on December 31, 2001.

     ADMINISTRATION. The Stock Ownership Plan is administered by the Compensation and Benefits Committee of the Board of Directors (the "Committee"), which has exclusive authority to make awards under the Stock Ownership Plan and all interpretations and determinations affecting the Stock Ownership Plan. No member of the Committee is eligible to participate in the Stock Ownership Plan.

     PARTICIPATION. Participation in the Stock Ownership Plan is limited to officers and key employees of the Company and its subsidiaries who are selected from time to time by the Committee. Participants in the Stock Ownership Plan are also eligible to participate in other incentive plans of the Company. The Company estimates that approximately 50 employees are eligible to participate in the plan.

     SHARES AVAILABLE FOR AWARDS. The proposed amendment would increase the aggregate number of shares of Company Common Stock authorized for issuance under the Stock Ownership Plan by 1,250,000, to 5,250,000 shares. Such shares will consist of authorized and unissued shares of Company Common Stock. As of January 23, 1997, the Company has made awards covering 2,100,000 shares of Company Common Stock under the plan and only 1,900,000 shares were available for future awards under the Stock Ownership Plan. With respect to the unexercised portion of any lapsed, forfeited or canceled Awards (as defined by the plan), such shares may again be available for future Awards. On April 1, 1997, the closing price of the Company Common Stock on the New York Stock Exchange was $14 5/8.

     CASH AWARDS. The Stock Ownership Plan allows the Committee to award Stock Equivalent Units, Dividend Equivalent Units, Stock Appreciation Rights and Performance Units to be exercisable for, or settled in, cash. Such Awards, which may be redeemed or exercised only on a fixed date or dates not less than six months after the date of such Award or incident to retirement, death, or total disability, coincident with termination of employment, are not included in the limitation on shares available for issuance.

     AWARDS. The Stock Ownership Plan permits grants of any or all of the following types of Awards: (i) Options, including Incentive Stock Options ("ISOs"), Non-Qualified Stock Options, and Reload Stock Options; (ii) Stock Appreciation Rights ("SARs"); (iii) Restricted Stock; (iv) Stock Equivalent Units; (v) Dividend Equivalents; and (vi) Performance Units. All Awards will be evidenced by an Award Agreement (as defined by the plan), which sets out the details, terms, conditions and limitations applicable to such Award. Under the terms of the Stock Ownership Plan, no Award may vest in less than six months from the award date, except in the event of retirement, death or total disability.

     STOCK OPTIONS. The Stock Ownership Plan provides that the option price pursuant to which Company Common Stock may be purchased will be not less than 100% of the fair market value of the Company Common Stock on the date the Stock Option is awarded. The term of each Stock Option will be fixed by the Committee and evidenced in an Award Agreement. Payment of the option price may be made in
(i) cash, (ii) check, (iii) through the delivery of shares of Company Common Stock having a fair market value on the exercise date equal to the option price, and (iv) through simultaneously exercising Stock Options and selling the shares of Company Common Stock acquired thereby and applying the proceeds to the option price, or (v) such other method as may be permitted by the Committee.

     The Committee may award Reload Stock Options in conjunction with any Stock Option awarded under the Stock Ownership Plan or otherwise. A Reload Stock Option is an option to purchase shares equal to the number of shares of Company Common Stock delivered in payment of the option price for a Stock Option and is deemed to be granted upon such delivery without further action by the Committee. Reload Stock Options are subject to all of the terms and conditions of Stock Options generally, except that their term ends upon termination of the Stock Options with respect to which they are granted.

     STOCK APPRECIATION RIGHTS. The Committee may award SARs either free standing as an additional right (the "Additional Right SAR") or in conjunction with any other Award as an alternative right (the "Alternative Right SAR"). The exercise of an Award granted in conjunction with an Alternative Right SAR terminates the Alternative Right SAR to the extent of the shares or share equivalents acquired upon exercise of the Award. Conversely, the exercise of an Alternative Right SAR terminates the associated Award to the extent of the shares or share equivalents with respect to which such rights are exercised. The exercise of an Additional Right SAR has no effect on the exercisability of any other Award and the exercise of any other Award has no effect on the exercisability of an Additional Right SAR.

     Upon the exercise of an SAR, the participant will receive the excess of the Fair Market Value (as defined by the plan) of a share of Company Common Stock on the Settlement Date (as defined by the plan) over the Award Price (as defined by the plan). The Award Price for: (i) Additional Right SARs is 100% of the Fair Market Value of a share of Company Common Stock on the date the SAR was awarded; and (ii) Alternative Right SARs is 100% of the Fair Market Value of a share of Company Common Stock on the date such other Award was made.

For purposes of the limitation on the aggregate number of shares of Company Common Stock which may be issued under the Stock Ownership Plan, only the number of shares actually issued in connection with the exercise of an SAR will be considered.

     RESTRICTED STOCK. The Committee may make Awards of Restricted Stock on such terms, conditions and restrictions (which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit, or Company performance) as it determines. Such terms and conditions may include the manner in which such Restricted Stock is held, the extent to which the holder of such shares has rights of a stockholder and the circumstances under which such shares will be forfeited. None of the shares subject to a Restricted Stock Award may be assigned, transferred, pledged, or sold by the participant until the termination or earlier lapse of restrictions relating thereto.

     The Company's ability to take a federal income tax deduction with respect to Restricted Stock Awards made to "Covered Employees," as defined in Section 162 of the Internal Revenue Code of 1986, as amended (the "Tax Code"), will be subject to limitation, as discussed below under the heading "Tax Aspects of the Stock Ownership Plan."

     STOCK EQUIVALENT UNITS. The Committee may make Awards of Stock Equivalent Units on such terms and conditions and with such restrictions (which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit, or Company performance that may include earnings per share, net profits, total stockholder return, cash flow, return on stockholders' equity, economic valued added, and cumulative return on net assets employed) as it determines. Such terms and conditions may include the manner in which such Stock Equivalent Units are held and the circumstances under which such units will be forfeited. A Stock Equivalent Unit is an Award unit having a value equivalent to the Fair Market Value of one share of Company Common Stock, the value of which fluctuates with that of the Company Common Stock from which such unit derives its value.

     The Committee intends, during each year of the plan, to establish performance criteria associated with grants of Stock Equivalent Units to participants who may be "Covered Employees," as defined in Section 162 of the Tax Code, which are intended to qualify under such section with regard to preserving the Company's tax deduction for certain compensation paid in excess of $1 million, as discussed below under the heading "Tax Aspects of the Stock Ownership Plan."

     DIVIDEND EQUIVALENTS. The Committee may provide in the Award Agreement that Awards accrue Dividend Equivalents that shall accrue and be payable, subject to any additional conditions or limitations imposed by the Committee, in the amount of, and at such times as, dividends are paid by the Company on shares of Company Common Stock.

     PERFORMANCE UNITS. The Committee may make Awards of Performance Units, which are based on the attainment over a specified period of individual performance targets or on parameters (which may include, but are not limited to, earnings per share, net profits, total stockholder return, cash flow, return on stockholders' equity, economic value added, and cumulative return on net assets employed).

     The Committee intends, during each year of the plan, to establish performance criteria associated with grants of Performance Units to participants who may be "Covered Employees," as such term is defined in Section 162 of the Tax Code, which are intended to qualify under such section with regard to preserving the Company's tax deduction for certain compensation paid in excess of $1 million, as discussed below under the heading "Tax Aspects of the Stock Ownership Plan."

     SETTLEMENT OF AWARDS. At the Committee's discretion, Awards may be settled in cash, shares of Company Common Stock, other Awards, or in combinations thereof. The Committee may also require or permit participants to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish. The Committee may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts or the payment or crediting of Dividend Equivalents on deferred settlements denominated in shares of Company Common Stock. The Committee may determine the manner in which federal, state or local tax withholding obligations of the Company will be satisfied including, but not limited to, the reduction in the amount of stock or cash to be delivered or paid to the participant or reimbursement by the participant in cash or with shares of Company Common Stock (rounded up to the next full share), at the Fair Market Value on the Settlement Date.

                    TAX ASPECTS OF THE STOCK OWNERSHIP PLAN

     $1 MILLION LIMITATION ON DEDUCTIBILITY. The performance goals established for awards of Performance Units and Stock Equivalent Units are intended to qualify such Awards as "performance-based compensation" as defined in Section 162 of the Tax Code in order to preserve tax deductions by the Company with respect to any such compensation in excess of $1 million paid to "Covered Employees," i.e., the Company's Chief Executive Officer and the four highest compensated executive officers of the Company or those individuals deemed to be executive officers of the Company (other than the Chief Executive Officer) and who are officers on the last day of the year in question.

     The Committee will establish specific performance goals discussed above applicable to Stock Equivalent Unit and Performance Unit awards made to individuals who the Committee has determined are or are likely to become persons whose compensation might be subject to the rules of Tax Code Section 162(m). In addition, the maximum amount of compensation that may be paid under Performance Units to any one individual with respect to any one year will be $2,000,000 and the maximum amount of compensation that may be paid under Stock Equivalent Units to any one individual with respect to any one year may not exceed 100,000 units.

     To qualify stock options and SARs as "performance-based compensation" for federal income tax purposes, the Stock Ownership Plan limits the total number of shares of Company Common Stock subject to stock options and underlying SARs awarded to any one participant during the period from October 8, 1996, through December 31, 2001, to 10% of the number of shares authorized under the Stock Ownership Plan.

     Awards of Restricted Stock to Covered Employees will not qualify as "performance-based compensation" and will be subject to the limitation on deductibility under Section 162 of the Tax Code.

     FEDERAL INCOME TAX CONSEQUENCES. The rules governing the tax treatment of Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Equivalent Units, Dividend Equivalents, and Performance Units are quite technical. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. The discussion is based on the Tax Code provisions in effect on the date of this proxy statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the United States tax consequences and the tax consequences may vary depending on the personal circumstances of individual participants.

     INCENTIVE STOCK OPTIONS. With respect to ISOs, generally, the participant will recognize no taxable gain or loss when the ISO is granted or exercised, and upon exercise, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the participant's alternative minimum tax.

     If the shares acquired upon the exercise of an ISO are held for at least one year after exercise and two years after grant (the "Holding Periods"), the participant will recognize any gain or loss realized upon such sale as long-term capital gain or loss. The Company will not be entitled to a deduction. If the shares are not held for the Holding Periods, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of Company Common Stock on the date the option is exercised. The Company will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for the Holding Period and the amount realized upon sale is less than the grant price, such difference will be a capital loss to the participant.

     NON-QUALIFIED STOCK OPTIONS. With respect to Non-Qualified Stock Options, generally, the participant will recognize no taxable income at the time of grant. Upon exercise of a Non-Qualified Stock Option, the participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The participant will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any shares disposed of or sold. The Company will be entitled to deduct an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.

     RELOAD STOCK OPTIONS. The participant recognizes no income on the grant of a Reload Stock Option. The tax consequences to the participant and the Company are the same as that for a Non-Qualified Stock Option.

     STOCK APPRECIATION RIGHTS. Upon the grant of an SAR, the participant recognizes no taxable income and the Company receives no deduction. The participant recognizes income at the time of exercise, if the award becomes vested and is no longer subject to forfeiture and the participant is entitled to receive the value of the award. The Company receives a deduction of the same amount in the same year the participant recognizes income.

     RESTRICTED STOCK. A participant granted shares of Restricted Stock is not required to include the value of such shares in income until the first time such participant's rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Tax Code Section 83(b) to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount (if any) paid for the stock. The Company will generally be entitled to a deduction, in the amount of the ordinary income recognized by the participant, for the Company's taxable year in which the participant recognizes such income. However, the deduction with respect to Awards of Restricted Stock to Covered Employees will be subject to the $1 million limitation under Tax Code Section 162.

     STOCK EQUIVALENT UNITS, DIVIDEND EQUIVALENTS AND PERFORMANCE UNITS. A participant granted Stock Equivalent Units, Dividend Equivalents or Performance Units recognizes income in the amount of the award of those units when they vest and are no longer subject to forfeiture and he is entitled to receive the value of the award. The Company receives a deduction for the same amount in the year that income is recognized by the participant.

                      INFORMATION ABOUT OUTSTANDING AWARDS

     In December 1996, all Tenneco stock options held by employees of the Company were canceled and in January 1997 were replaced with options to acquire Company Common Stock under the Stock Ownership Plan. As a result, as of January 23, 1997, only 1,900,000 shares were available for future awards under the Stock Ownership Plan. Neither the numbers of individuals who will be selected to participate in the Stock Ownership Plan nor the type or size of awards that will be approved can be presently determined. The Company is also unable to determine the number of individuals who would have participated in the Stock Ownership Plan or the type or size of awards that would have been made under the Stock Ownership Plan had it been in effect throughout 1996.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO APPROVE AN AMENDMENT TO THE STOCK OWNERSHIP PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR AWARDS UNDER THE PLAN BY 1,250,000 SHARES.

          PROPOSAL TO APPROVE AN AMENDMENT TO THE STOCK PURCHASE PLAN
               TO INCREASE SHARE AUTHORIZATION BY 400,000 SHARES
                                  (PROPOSAL 3)

     The Company proposes that the stockholders approve an amendment to the Stock Purchase Plan. On March 25, 1997, subject to stockholder approval, the Board of Directors approved a proposed amendment to the Stock Purchase Plan that would increase the number of shares available for issuance under the Stock Purchase Plan by an additional 400,000 shares of Company Common Stock, subject to future adjustment as provided in the Stock Purchase Plan. The Board believes this amendment is necessary in order to make shares available for future purchases by the Company's employees under the Stock Purchase Plan. It is anticipated that, at the current rate of useage, all of the shares presently available for issuance under the Stock Purchase Plan will be exhausted prior to the 1998 Annual Meeting of stockholders.

     The Stock Purchase Plan is being presented to the stockholders of the Company for approval to enable such plan to qualify under Section 423 of the Tax Code. A discussion of the tax consequences under the Stock Purchase Plan is set forth below.

                       SUMMARY OF THE STOCK PURCHASE PLAN

     The following paragraphs summarize the principal features of the Stock Purchase Plan. This summary is subject to the terms of the Stock Purchase Plan. The Company will provide, upon request and without charge, a copy of the full text of the Stock Purchase Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Stephen B. Clarkson, Secretary, Newport News Shipbuilding Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

     PURPOSE. The purpose of the Stock Purchase Plan is to permit employees of the Company to purchase stock in the Company over a period of time at a discount in order to continue to attract and retain for the long term a group of dedicated and reliable employees. In the opinion of the Board of Directors, the Stock Purchase Plan will provide an attractive incentive to employees and promote a greater interest of such employees in the future growth and success of the Company.

     TERM. The Stock Purchase Plan provides for an Initial Offering Period commencing on April 1, 1997 and ending December 31, 1997. Thereafter, the plan provides for four consecutive, one-year Offering Periods, commencing on January 1 of the calendar year and ending on December 31 of the same calendar year.

     ADMINISTRATION. The Stock Purchase Plan is administered by the Committee. The Committee has authority to establish rules and regulations for the administration of the Stock Purchase Plan and its interpretations and decisions with regard to the plan will be final.

     PARTICIPATION. Participation in the Stock Purchase Plan is open to all active employees of the Company and of its Subsidiaries (as defined by the plan). At March 1, 1997, approximately 17,500 persons were eligible to participate in the Stock Purchase Plan; however, no employee is eligible who would own, after purchasing Company Common Stock under the plan, shares of capital stock equalling 5% or more of the total combined voting stock of the Company.

     SHARES AVAILABLE FOR ISSUANCE. The proposed amendment would increase the number of shares of Company Common Stock available for issuance under the Stock Purchase Plan by 400,000, to 1,100,000 shares. Such shares will consist of treasury shares or authorized and unissued shares of Company Common Stock. Currently, 700,000 shares of Company Common Stock are available for issuance under the Stock Purchase Plan.

     PURCHASE OF COMPANY COMMON STOCK. As of each Grant Date (as defined by the plan), eligible employees are entitled to allocate payroll deductions ranging from a minimum of $10 per month up to an overall annual maximum amount of $21,250. Participants' payroll deductions are invested in shares of the Company Common Stock on the last business day of each calendar quarter (the "Exercise Date"). Shares are purchased from the

Company at 85% of the lower of the Fair Market Value (as defined by the plan) of the Company Common Stock on (i) the Grant Date for the calendar year in which the Exercise Date falls or (ii) the Exercise Date for the particular quarter.

     TERMINATION OF PARTICIPATION. Participation in the Stock Purchase Plan is canceled (i) at any time upon the election of the employee, or (ii) on the date that such person ceases to be an employee of the Company or its Subsidiaries. Any funds deposited by the employee prior to such cancellation are used to purchase stock on the next Exercise Date. An employee who elects to cancel participation may not rejoin the Stock Purchase Plan until the next Offering Period.

     TRANSFERABILITY. The rights of employees participating in the Stock Purchase Plan are not transferable other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee or by the employee's guardian or legal representative. No rights or payroll deductions of a participating employee are subject to execution, attachment, levy, garnishment, or similar process.

     AMENDMENT. The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time; provide, however, that no amendment may increase or decrease the number of shares authorized for the plan, except as provided by its terms. In addition, except to conform the plan to the requirements of the Tax Code, no amendment may (i) change the formula for determining the Exercise Price per share, (ii) withdraw the administration of the plan from the Committee, (iii) affect the rights of participating employees to purchase stock on an Exercise Date with funds previously credited to Plan Accounts (as defined by the plan), or (iv) cause the Stock Purchase Plan not to meet the requirements of Section 423(b) of the Tax Code.

                     TAX ASPECTS OF THE STOCK PURCHASE PLAN

     The following discussion of certain federal income tax consequences of the Stock Purchase Plan is based on the Tax Code provisions in effect on the date of this proxy statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the United States tax consequences and the tax consequences may vary depending on the personal circumstances of individual employees.

     If the amendment to the Stock Purchase Plan is approved by the stockholders of the Company at the annual meeting, the additional shares available under the Stock Purchase Plan will qualify under Section 423 of the Tax Code. As such, the amount of the discount will not be taxed until the employee disposes of the stock, and the determination of the ordinary and capital portion of the resulting gain or loss will depend on the length of time the employee has held the stock. The Company will be entitled to a deduction equal to the amount of the employee's ordinary income if the disposition occurs within two years of the applicable Grant Date; otherwise the Company will have no tax consequences.

                             CURRENT PARTICIPATION

     The enrollment period for the Stock Purchase Plan ended on March 14, 1997, and 3,696 employees elected to participate in the plan. The Company is unable to determine the number of individuals who would have participated in the Stock Purchase Plan or the level of participation had the Stock Purchase Plan been in effect in 1996.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3 TO APPROVE AN AMENDMENT TO THE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN BY 400,000 SHARES.

                             SELECTION OF AUDITORS
                                  (PROPOSAL 4)

     The Board of Directors has appointed Arthur Andersen LLP to serve as independent certified public accountants of the Company and its subsidiaries for 1997. Although the appointment of Arthur Andersen LLP is not required to be submitted to the stockholders for approval, the Board of Directors has elected to solicit the stockholders' views on the matter. Stockholders are requested to ratify this appointment. In the event of a negative vote by the stockholders, the Board of Directors intends to reconsider its decision. Representatives of Arthur Andersen LLP are expected to be present at the meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1997.

                 SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

     Any proposal submitted by a stockholder for inclusion in the proxy materials for the Annual Meeting of stockholders in 1998 must be delivered to the Secretary of the Company at its principal office in Newport News, Virginia not later than December 9, 1997.

     The Company's bylaws establish advance notice procedures for stockholders to make nominations for candidates for election as directors or to bring other business before an annual meeting of stockholders (the "Advance Notice Procedure"). The Advance Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors or by a person who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The Advance Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. For a stockholder notice to be timely it must be received by the Secretary of the Company at the Company's principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

     A stockholder's notice proposing to nominate a person for election as a director must set forth as to each nominee (i) name, age, business address and residence, (ii) principal occupation or employment, (iii) class and number of shares of capital stock of the Company which are beneficially owned by the nominee and (iv) any other information relating to each nominee that would be required to be disclosed in a proxy statement prepared in accordance with the rules and regulations of the Securities and Exchange Commission then in effect. The notice of nomination must also set forth the name and record address of the stockholder proposing the nominee and the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. A stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Advance Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at any such meeting, as the case may be.

                                 OTHER MATTERS

     As of the date of this proxy statement, management knows of no business that will be presented for consideration at the Annual Meeting of stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

     STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ACCOMPANYING PROXY. STOCKHOLDERS MAY REVOKE THEIR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY TO THE COMPANY AT ITS PRINCIPAL OFFICE TO THE ATTENTION OF STEPHEN B. CLARKSON, SECRETARY, AT ANY TIME BEFORE THE PROXY IS EXERCISED, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.


                                         /s/ STEPHEN B. CLARKSON
                                         -----------------------
                                          Stephen B. Clarkson
                                          SECRETARY

April 9, 1997

                        [NEWPORT NEWS SHIPBUILDING LOGO]

                         NEWPORT NEWS SHIPBUILDING INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                        FOR ANNUAL MEETING MAY 16, 1997

PROXY

        The undersigned hereby appoints William P. Fricks, David J. Anderson, Stephen B. Clarkson and Peter A.V. Huegel, severally and not jointly, proxies, with full power of substitution in each, to vote all shares of Common Stock of NEWPORT NEWS SHIPBUILDING INC. owned of record by the undersigned, and which the undersigned is entitled to vote, on all matters which may come before the 1997 Annual Meeting of Shareholders (including items 1, 2, 3 and 4 on the reverse of this card) to be held at the Omni Newport News Hotel, 1000 Omni Blvd., Newport News VA, on Friday, May 16, 1997 at 10:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein.

                                           Change of Address:
                                           __________________________
                                           __________________________
                                           __________________________
                                           __________________________
                                           (If you have written in
                                           the above space, please
                                           mark the corresponding
                                           box on the reverse side of
                                           this card.)

YOUR VOTE IS VERY IMPORTANT. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX, IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                            [SEE REVERSE SIDE]

                            <<FOLD AND DETACH HERE>>

[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER YOU HAVE DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEMS 2, 3 AND 4 SET FORTH BELOW.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH ITEM LISTED
                                     BELOW.

1. Election of Directors [ ] FOR   [ ] WITHHELD   Nominees for Class I:
                                                  William P. Fricks
                                                  William R. Harvey
                                                  Stephen R. Wilson

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------

2. Amendment of Stock Ownership Plan to increase [ ] FOR [ ] AGAINST [ ] ABSTAIN shares available under the Plan by 1,250,000.

3. Amendment of Employee Stock Purchase Plan to [ ] FOR [ ] AGAINST [ ] ABSTAIN increase shares available under the Plan by 400,000.

4. Ratification of selection of Arthur Andersen [ ] FOR [ ] AGAINST [ ] ABSTAIN LLP as independent accountants for 1997.

5. In their discretion the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment(s) thereof.

                                      I plan to attend the Annual Meeting [ ]

                                      Change of Address on Reverse Side [ ]

SIGNATURE(S)_________________________________________DATE_______________________
NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            <<FOLD AND DETACH HERE>>

[LOGO]
NEWPORT NEWS
SHIPBUILDING

                                ADMISSION TICKET

                         ANNUAL MEETING OF SHAREHOLDERS

If you plan to attend the 1997 Annual Meeting of Shareholders, please mark the appropriate box on the reverse of the attached Proxy Card. The meeting will be held on Friday, May 16, 1997, at the Omni Newport News Hotel, 1000 Omni Blvd., Newport News, VA. The meeting will begin promptly at 10:00 a.m. local time.

           TO AVOID DELAY AT THE ENTRANCE, PLEASE PRESENT THIS TICKET

                                     AGENDA

1. Elect three Class I directors
2. Amend Stock Ownership Plan to increase shares available by 1,250,000
3. Amend Employee Stock Purchase Plan to increase shares available by 400,000
4. Ratify Arthur Andersen LLP as Independent Accountants for 1997
       TRANSACTION OF OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING IN PERSON, TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE, SIGN AND MAIL THE PROXY CARD BELOW.